Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and the related Prospectus of IDM Pharma, Inc. for the registration of 4,566,995 common shares and 782,568 common shares issuable upon the exercise of certain warrants and to the incorporation by reference therein of our report dated March 27, 2006, with respect to the consolidated financial statements of IDM Pharma, Inc. as of and for the year ended December 31, 2005, included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Los Angeles, California
March 15, 2007